Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

Prospectus Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September 19, 2011 — No. 1422

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $6,500,000 Floating Rate Total Return Index-Linked Notes due 2013 (Linked to the Dow Jones-UBS Commodity Index Total Return 3 Month ForwardSM)

The return on your notes is based on the performance of the Dow Jones-UBS Commodity Index Total Return 3 Month ForwardSM (which we refer to as the “index”).  The index is a sub-index of the Dow Jones-UBS Commodity Index Total ReturnSM (which we refer to as the DJ-UBS CITRSM), and is an index of the same futures contracts contained in the DJ-UBS CITRSM, but such contracts are advanced by three months in that the contracts that would be the lead future contract and next future contract in three calendar months for the DJ-UBS CITRSM are instead the lead future contract and next future contract in the index for the current calendar months.  The amount that you will be paid on your notes, if any, on the stated maturity date (June 10, 2013, subject to adjustment) will reflect leveraged participation in the performance of the index reduced by (a) an investor fee and (b) an amount that reflects a return attributable to a hypothetical investment of the face amount of your notes in specified U.S. Treasury Bills (“TBills”), each calculated in a manner described elsewhere in this prospectus supplement.  You could lose all or a substantial portion of your investment in the notes.

Unless your notes are redeemed earlier, on the stated maturity date we will pay you an amount in cash, if any, equal to:

•                  the face amount of your notes, plus

•                  the final index amount, which will equal the face amount of your notes times 3.0 times the percentage increase or decrease, if any, in the index from the initial index level of 600.2187 to the final index level (the closing level of the index on the determination date, subject to adjustment) (which we refer to as the “final index return,” as described on page S-25), minus

•                  the final TBill amount, which will equal the face amount of your notes times 3.0 times the realized TBill amount (as described on page S-25), minus

•                  the final fee amount, which will equal the face amount of your notes times 3.0 times an annual fee of 0.34% times the quotient of the final fee days (as described on page S-26) divided by 365.

Your notes will be automatically redeemed in whole, but not in part, if the closing level of the index is equal to or below 528.1925 (approximately 88% of the initial index level) on any trading day prior to the earlier of the designation of an early redemption by the holder and the originally scheduled determination date, which we refer to as an “index event”.  In addition, holders of 100% of the aggregate outstanding face amount issued on the original issue date of April 30, 2012 may elect at any time prior to the earlier of the occurrence of an index event and the originally scheduled determination date to have us redeem the notes in whole. You must follow the redemption procedures described in this prospectus supplement to validly exercise your option for early redemption.

If an index event has occurred or you have validly elected an early redemption, on the early maturity date, which will be the fifth business day after the early determination date described below (and in lieu of any amounts payable on the stated maturity date), we will pay you an amount in cash, if any, equal to:

•                  the face amount of your notes, plus

•                  the early index amount, which will equal the face amount of your notes times 3.0 times the early index return (as described on page S-29), minus

•                  the early TBill amount, which will equal the face amount of your notes times 3.0 times the historic TBill amount (as described on page S-29), minus

•                  the early fee amount, which will equal the face amount of your notes times 3.0 times an annual fee of 0.34% times the quotient of the early fee days (as described on page S-29), divided by 365.

In addition we will pay interest on your notes quarterly on July 30, 2012, October 30, 2012, January 30, 2013, April 30, 2013 and the stated maturity date (subject to adjustment), unless your notes are redeemed earlier, in which case we will make the final interest payment (which will be discounted by the fixed income discount factor described on page S-4) on the early maturity date.  The interest rate for each interest period will be the rate per annum for three-month (or a shorter or longer length, interpolated in certain circumstances) USD LIBOR minus 0.41%, reset quarterly, as described in this prospectus supplement.

You could lose all or a substantial portion of your investment in your notes.  In particular, because your notes contain a leverage component, any decline in the level of the index on the determination date (or early determination date, if applicable) relative to the initial index level would result in a significantly greater decrease in the amount payable under the notes.  Consequently, the amount payable under the notes at maturity or upon redemption could be substantially less than the face amount, and could be zero.  In addition, the final (or early) fee amount and the final (or early) TBill amount will reduce the amount of your return at maturity or upon redemption; the index must therefore rise sufficiently in order for you to receive an amount equal to or greater than the face amount at maturity or upon redemption.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-24.

Your investment in the notes involves certain risks.  In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models.  We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-9 so that you may better understand those risks.

Original issue date (settlement date):	April 30, 2012	Original issue price:	100% of the face amount
Underwriting discount:	0.10% of the face amount	Net proceeds to the issuer:	99.90% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency, nor are they obligations of, or guaranteed by, a bank.

        Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS”), and have been licensed for use.  “Dow Jones®”, “DJ®”, “Dow Jones Indexes”, “UBS”, and “Dow Jones-UBS F3 Total Return Sub-IndexSM” are services marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and UBS AG, as the case may be, have been licensed for use by CME Indexes and sublicensed by The Goldman Sachs Group, Inc.  The notes are not sponsored, endorsed, sold, or promoted by Dow Jones, UBS, CME Indexes or any of their respective affiliates, and none of Dow Jones, UBS, CME Indexes or any of their respective affiliates makes any representation regarding the advisability of investing in such notes.

Goldman, Sachs & Co.

Prospectus Supplement dated April 23, 2012.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-24. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Index:  Dow Jones-UBS Commodity Index Total Return 3 Month ForwardSM (Bloomberg ticker: “DJUBSF3T”).  See “The Index” on page S-36

Index sponsor:  the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day; as of the date of this prospectus supplement, the index sponsors is either of Dow Jones Indexes or UBS, as the context may require

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $6,500,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Interest:  we will pay you interest in an amount in cash equal to:

•                  if no index event has occurred or no early redemption has been validly designated, on each interest payment date, the product of (1) the face amount times (2) the accrued interest factor for the applicable interest period;

•                  if an index event has occurred or an early redemption has been validly designated, on the early maturity date (which will also be the final interest payment date) the product of (1) the face amount times (2) the fixed income discount factor times (3) the accrued interest factor

Interest reset dates: July 30, 2012, October 30, 2012, January 30, 2013, April 30, 2013; provided that if any such day is not a business day, then the interest reset date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest reset date will be the immediately preceding business day

Interest payment dates:  July 30, 2012, October 30, 2012, January 30, 2013, April 30, 2013 and the stated maturity date, subject to the business day convention; provided that if an index event has occurred or an early redemption has been validly designated, the early maturity date will be the final interest payment date.  If the stated maturity date does not occur on the originally scheduled stated maturity date due to a postponement of the determination date then no interest will accrue on your notes from but excluding the originally scheduled stated maturity date to and including the postponed stated maturity date

Regular record dates:  for interest due on an interest payment date, the day immediately prior to the day on which payment is to be made (as such payment date may be adjusted under the applicable business day convention specified below)

Day Count Convention:  Actual/360 (ISDA)

Original issue date (settlement date):  April 30, 2012

Interest period:  each period from, and including, the immediately preceding interest payment date, or the last date to which interest has been paid or made available for payment, to, but excluding, the immediately following interest payment date, provided that the initial interest period shall be from, and including, the settlement date to, but excluding, the initial interest payment date

Cash settlement amount on the stated maturity date: in addition to interest, if any, we will pay you an amount in cash on the stated maturity date, equal to the greater of (1) zero or (2) the result of (a) the face amount of your notes plus (b) the final index amount (which may be negative) minus (c) the final TBill amount minus (d) the final fee amount; unless an index event has occurred or an early redemption has been validly designated, in which case no amount of principal will be paid on any other date.  If the final index level is less than the initial index level, the amount payable on the stated maturity date will be less than the face amount and may be zero.

Cash settlement amount on the early maturity date: if an index event has occurred or an early redemption has been validly designated, in addition to interest, if any, we will pay you an amount in cash on the early maturity date, equal to the greater of (1) zero or (2) the result of (a) the face amount of your notes plus (b) the early index amount (which may be negative) minus (c) the early TBill amount minus (d) the early fee amount; no amount will be paid on the stated maturity date or any other date after such event.  If the early index level is less than the initial index level, the amount payable on the early maturity date will be less than the face amount and may be zero.

Final index amount:  the product of (1) the face amount of your notes times (2) 3.0 times (3) the final index return

Final TBill amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the realized TBill amount

Realized TBill amount:  as described under “Specific Terms of Your Notes — Payment on the Stated Maturity Date — Final TBill Amount” on page S-25

Early TBill amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the historic TBill amount

Historic TBill amount: the realized TBill amount, with a calculation period from but excluding the trade date to and including the early determination date

Final fee amount:  the product of (1) the face amount of your notes times (2) 3.0 times (3) 0.34% times (4) the quotient of (a) the final fee days divided by (b) 365

Early index amount: the product of (1) the face amount of your notes times (2) 3.0 times (3) the early index return

Annual fee:  0.34% (paid on an actual/365 day basis)

Early fee amount:  the product of (1) the face amount of your notes times (2) 3.0 times (3) 0.34% times (4) the quotient of (a) the early fee days divided by (b) 365

Initial index level: 600.2187

Final index level:  the closing level of the index on the determination date, as calculated and published by the index sponsor, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-30 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-31

Early index level:  the closing level of the index on the early determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-30 and subject to adjustment as provided under “— Discontinuance or Modification of the Index” on page S-31

Final Index return:  the result of (1) the final index level divided by the initial index level minus (2) one

Early index return:  the result of (1) the early index level divided by the initial index level minus (2) one

Final fee days:  the number of calendar days from but excluding the trade date to and including the determination date

Early fee days:  the number of calendar days from but excluding the trade date to and including the early determination date

Interest factor:  the greater of (1) zero and (2) the quotient of (a) the base rate minus the spread divided by (b) 360

Accrued interest factor:  the sum of the interest factors calculated for each calendar day during the applicable interest period

Spread:  0.41%

Initial base rate: equal to the three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page thereof), as of 11:00 a.m., London time, as determined on the second London business day prior to the settlement date

Base rate:  the base rate defined under “Specific Terms of Your Notes — Interest Payment — Base Rate” on page S-27

Fixed income days remaining:  the number of calendar days from but excluding the early maturity date to and including the earlier of (1) the interest reset date immediately following the early maturity date and (2) the stated maturity date

Fixed income discount factor (“FIDF”):  the quotient of (1) one divided by (2) the sum of (a) one plus (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360

FIDF LIBOR level:  the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated by the calculation agent, if necessary), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date; or if such rate does not appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent

FIDF LIBOR designated maturity:  a period equal to the fixed income days remaining, subject to a minimum of one month

Trade date:  April 23, 2012

Stated maturity date:  June 10, 2013, subject to postponement in the case of non-business days or postponement of the determination date as described under “Specific Terms of Your Notes — Payment on the Stated Maturity Date — Stated Maturity Date” on page S-26

Determination date:  June 3, 2013, subject to postponement in the case of market disruption or non-trading days as described under “Specific Terms of Your Notes — Payment on the Stated Maturity Date — Determination Date” on page S-26

Early maturity date:  the fifth business day following the early determination date, subject to postponement upon the occurrence of a market disruption event on the originally scheduled early determination date, whereupon the early maturity date shall be the fifth business day following the postponed early determination date as set forth under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-30

Early determination date:

•                  if all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” on page S-29 are satisfied no later than 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date.  If the requirements are satisfied after that time, the next day that is a trading day will be the early determination date,

•                  if an index event has occurred, the trading day immediately following the day on which the index event occurs will be the early determination date,

and, in each case, subject to postponement as described elsewhere in this prospectus supplement

Interest determination date:  the second London business day prior to each interest reset date

Early redemption; notice of early redemption:  holders of 100% of the aggregate outstanding face amount of notes issued on the original issue date may elect to redeem the notes, in whole, but not in part, prior to the earlier of (1) the occurrence of an index event and (2) the originally scheduled determination date. To be valid, a notice of early redemption must be given on a business day, in writing, to the trustee, the calculation agent and the issuer in accordance with procedures described under “Specific Terms of Your Notes — Holder’s Option to Redeem” on page S-29. An early redemption is designated by a valid exercise of the holder’s option. Once given, the notice of early redemption is irrevocable.

Index event:  if, on any trading day prior to the earlier of (1) the designation of an early redemption by the holder and (2) the originally scheduled determination date, the closing level of the index is equal to or below 528.1925 (approximately 88% of the initial index level), an index event occurs. If an index event occurs, your notes shall automatically be redeemed in accordance with procedures described under “Specific Terms of Your Notes — Automatic Redemption Due to an Index Event” on page S-30

No Listing:  the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Calculation agent:  Goldman, Sachs & Co.

Business day:  as described on page S-32

Trading day:  as described on page S-32

London business day:  as described on page S-33

Business day convention:  Modified Following (unadjusted)

CUSIP No.:  38143U2W0

ISIN: US38143U2W03

Supplemental discussion of federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as an income-bearing pre-paid derivative contract in respect of the index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-44

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL RETURNS ON YOUR NOTES

The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final index levels or early index levels on the determination date or the early determination date, respectively, could have on the cash settlement amount at maturity assuming all other variables remain constant.  The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the index level will be on the determination date or early determination date, as applicable.

The first table assumes that neither an index event has occurred nor an early redemption has been validly designated. The levels in the leftmost column of the first table represent hypothetical final index levels, expressed as percentages of the initial index level. The amounts in the second column from the left represent the hypothetical final index amounts, expressed as percentages of the face amount. The amounts in the third column from the left represent the hypothetical final fee amounts, expressed as percentages of the face amount. The amounts in the fourth column from the left represent the hypothetical final TBill amounts, expressed as percentages of the face amount. The amounts in the rightmost column represent the hypothetical cash settlement amounts on the stated maturity date, expressed as percentages of the face amount, which will equal the greater of (1) zero and (2) the face amount plus the final index amount minus the final TBill amount minus the final fee amount. The first table does not take into account any interest that may have been paid before the stated maturity date or that may be paid on the stated maturity date.

The second table assumes that an index event has occurred or an early redemption has been validly designated. The levels in the leftmost column of the second table represent hypothetical early index levels, expressed as percentages of the initial index level. The amounts in the second column from the left represent the hypothetical early index amounts, expressed as percentages of the face amount. The amounts in the third column from the left represent the hypothetical early fee amounts on the early maturity date, and are expressed as percentages of the face amount. The amounts in the fourth column from the left represent the hypothetical early TBill amounts, expressed as percentages of the face amount. The amounts in the rightmost column represent the hypothetical cash settlement amounts on the early maturity date, expressed as percentages of the face amount, which will equal the greater of (1) zero and (2) the face amount plus the early index amount minus the early TBill amount minus the early fee amount. The second table does not take into account any interest that may have been paid before the early maturity date or that may be paid on the early maturity date.

The information in the tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date or the early maturity date, as the case may be. If you sell your notes prior to the stated maturity date or the early maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman Sachs and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Issue Price” on page S-9 and “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-12.  The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

No market disruption event occurs

No change in or affecting any of the index underliers or the method by which the index sponsor calculates the index

Example 1:

no index event occurs and no early redemption is validly designated

Final fee days	406 days

Example 2:

an index event occurs or an early redemption is validly designated

Early fee days	119 days

The index has been highly volatile — meaning that the index level has changed substantially in relatively short periods — in the past and its performance cannot be predicted for any future period.

The actual performance of the index over the life of the notes, as well as the amount payable, if any, on the stated maturity date or the early maturity date, as the case may be, may bear little relation to the hypothetical examples shown below or to the historical closing levels of the index shown elsewhere in this prospectus supplement. For information about the closing level of the index during recent periods, see “The Index — Historical Closing Levels of the Index” below.

Before investing in the notes, you should consult publicly available information to determine the closing levels of the index between the trade date and the date of your purchase of the notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index underliers.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index commodities.

Example 1:          The following table illustrates the hypothetical returns to an investor on the stated maturity date when neither an index event has occurred nor an early redemption has been validly designated.

Hypothetical Final Index Return	Hypothetical Final Index Amounts (as Percentage of Face Amount)	Hypothetical Final Fee Amounts (as Percentage of Face Amount)	Hypothetical Final TBill Amounts (as Percentage of Face Amount)	Hypothetical Cash Settlement Amounts (as Percentage of Face Amount)*
100%	300.00%	1.13%	0.27%	398.59%
80%	240.00%	1.13%	0.27%	338.59%
50%	150.00%	1.13%	0.27%	248.59%
30%	90.00%	1.13%	0.27%	188.59%
20%	60.00%	1.13%	0.27%	158.59%
10%	30.00%	1.13%	0.27%	128.59%
0%	0.00%	1.13%	0.27%	98.59%
-10%	-30.00%	1.13%	0.27%	68.59%
-20%	-60.00%	1.13%	0.27%	38.59%
-30%	-90.00%	1.13%	0.27%	8.59%
-50%	-150.00%	1.13%	0.27%	0.00%
-70%	-210.00%	1.13%	0.27%	0.00%
-80%	-240.00%	1.13%	0.27%	0.00%
-100%	-300.00%	1.13%	0.27%	0.00%

*Numbers may not sum exactly as some numbers were rounded for ease of analysis.

Example 2:      The following table illustrates the hypothetical returns to an investor on the early maturity date when an index event occurs or an early redemption is validly designated.

Hypothetical Early Index Return	Hypothetical Early Index Amounts (as Percentage of Face Amount)	Hypothetical Early Fee Amounts (as Percentage of Face Amount)	Hypothetical Early TBill Amounts (as Percentage of Face Amount)	Hypothetical Cash Settlement Amounts (as Percentage of Face Amount)*
100%	300.00%	0.33%	0.08%	399.59%
80%	240.00%	0.33%	0.08%	339.59%
50%	150.00%	0.33%	0.08%	249.59%
30%	90.00%	0.33%	0.08%	189.59%
20%	60.00%	0.33%	0.08%	159.59%
10%	30.00%	0.33%	0.08%	129.59%
0%	0.00%	0.33%	0.08%	99.59%
-10%	-30.00%	0.33%	0.08%	69.59%
-20%	-60.00%	0.33%	0.08%	39.59%
-30%	-90.00%	0.33%	0.08%	9.59%
-50%	-150.00%	0.33%	0.08%	0.00%
-70%	-210.00%	0.33%	0.08%	0.00%
-80%	-240.00%	0.33%	0.08%	0.00%
-100%	-300.00%	0.33%	0.08%	0.00%

*Numbers may not sum exactly as some numbers were rounded for ease of analysis.

As these tables indicate, you may lose all or a substantial portion of your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index commodities that may not be achieved on the determination date or early determination date, as the case may be, and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes.

Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-12.

We cannot predict the actual final index level on the determination date or the actual early index level on the early determination date, as the case may be, or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the determination date or the early determination date, as the case may be. The actual amount that a holder of the offered notes will receive on the stated maturity date or the early maturity date, as the case may be, and the rate of return on the offered notes will depend on the actual final index level or the actual early index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of your notes on the stated maturity date or the early maturity date, as the case may be, may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index underliers, i.e., the commodity contracts comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models.

The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by us or our affiliates for the offered notes would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is significantly less than the original issue price taking into account our credit spreads on that date.  The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co.  You should read “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. The cash settlement amount on your notes on the stated maturity date or the early maturity date, as the case may be, will be based on the performance of the index. If neither an index event has occurred nor an early redemption has been validly designated, in addition to interest, if any, you will be paid on the stated maturity date an amount in cash, if any, equal to the face amount of your notes plus the final index amount (which may be negative) minus the final TBill amount minus the final fee amount.  The cash settlement amount on the stated maturity date will never be less than zero.  If the final index level declines below the initial index level, or the final index level increases but such increase does not offset the sum of the final TBill amount and final fee amount, the cash settlement amount on the stated maturity date on your notes excluding interest, if any, may be zero.  Thus, you may lose your entire investment in the notes.  For example, assuming the final fee days equal 406 and a final TBill amount of 0.27%, if the final index level falls to 90% of the initial index level, resulting in a final index return of —10%, and the fee amount equals 1.13%, then the amount payable on the stated maturity date will be only 68.59% of the face amount of your notes, and you will lose 31.41% of the face amount of your notes.  For more examples of hypothetical returns to an investor on the stated maturity date when neither an index event has occurred nor an early redemption has been validly designated, see Example 1 under “Hypothetical Returns on Your Notes” above.

If an index event has occurred or an early redemption has been validly designated, in addition to interest, if any, you will be paid on the early maturity date an amount in cash, if any, equal to the outstanding face amount of your notes plus the early index amount (which may be negative) minus the early TBill amount minus the early fee amount.  The cash settlement amount on the early maturity date will never be less than zero. However, if the early index level is less than the initial index level, the amount payable on your notes excluding interest, if any, may be zero. For example, assuming the early fee days equal 119 and an early TBill amount of 0.08%, if the early index level falls to 90% of the initial index level, resulting in an early index return of —10%, and the early fee amount equals 0.33%, then the amount payable on the early maturity date will be only 69.59% of the outstanding face amount of your notes, and you will lose 30.41% of the face amount of your notes.  For more examples of hypothetical returns to an investor on the early maturity date when an index event occurs or an early redemption is validly designated, see Example 2 under “Hypothetical Returns on Your Notes” above.

The cash settlement amount on your notes, if any, on the stated maturity date or the early maturity date, as applicable, excluding interest, if any, will be based on, among other factors, the final index level or the early index level, respectively. Thus, if neither an index event has occurred nor an early redemption has been validly designated, you may lose your entire investment in your notes, depending on the final index level, as calculated by the calculation agent, and you may receive only interest, if any, on the stated maturity date. On the other hand, if an index event has occurred or an early redemption has been validly designated, you may still lose your entire investment in your notes, depending on the early index level, as calculated by the calculation agent, and you may receive only interest, if any, on the early maturity date. Moreover, in each case, the percentage decrease in the level of the index is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final index amount or the early index amount, as applicable, will exceed the rate of decline in the index level.

Also, the market price of your notes prior to the stated maturity date or the early maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date or the early maturity date, as the case may be, you may receive far less than the amount of your investment in the notes.

The Notes Are Subject To The Credit Risk of Goldman Sachs

Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to the credit risk of Goldman Sachs. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Leverage Increases the Sensitivity of Your Notes to Changes in the Value of the Index

Because your investment in the notes is leveraged, changes in the value of the index will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. Since the leverage factor provides

300% exposure to increases and decreases in the value of the index, every 1% change in the value of the index will translate into approximately a 3% change in the cash settlement amount you will receive on the early maturity date or the stated maturity date, as the case may be. In particular, any decrease in the value of the index would result in a significantly greater decrease in the cash settlement amount and you would suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component.

Your Notes will Be Automatically Redeemed If on Any Trading Day Prior to the Determination Date, the Closing Level of the Index Is Equal to or Less Than 528.1925 (approximately 88% of the Initial Index Level)

If on any trading day prior to the determination date, the closing level of the index is equal to or less than 528.1925 (approximately 88% of the initial index level), an index event occurs and your notes will be automatically redeemed. The cash settlement amount upon redemption of your notes will be based on the performance of the index through the early determination date, as reduced by interest charges and fees for providing the commodity-linked return on the notes. In that case, you will receive an early redemption payment that will likely be significantly less than the principal amount of your notes and could be zero if the index level drops precipitously.  You will receive no further payments of interest or principal after an early redemption date.

Past Index Performance Is No Guide to Future Performance

The actual performance of the index over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical closing levels of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

The Index Level Must Rise Sufficiently in Order for You to Receive the Face Amount of Your Notes at Maturity or Early Redemption

The cash settlement amount on your notes at maturity or at an early maturity, as the case may be, will be calculated based on any increase or decrease in the level of the index from the trade date to the determination date or early determination date, as applicable, and reduced by a final investor fee (or early investor fee in the event of an early redemption or index event) and a final TBill amount (or early TBill amount in the event of an early redemption or index event).  Thus, in order to receive the face amount of your notes at maturity or early redemption, the value of the index will have to appreciate sufficiently to offset the sum of the applicable investor fee and TBill amount.  If the index declines or does not increase sufficiently, you could lose all or a substantial portion of your investment in your notes.  This will be true even if the level of the index is sufficiently above the initial index level to offset the sum of the applicable investor fee and TBill amount at times during the life of your notes but not at the determination date or early determination date, as the case may be.

The Cash Settlement Amount on Your Notes Is Not Linked to the Index Level at Any Time Other Than the Determination Date or the Early Determination Date, as Applicable

The final index level or the early index level, as applicable, will be based on the closing level of the index on the determination date or the early determination date, as applicable (subject to adjustment in case of market disruption or non-trading days).  Therefore, if the closing level of the index dropped precipitously on the determination date or the early determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the index prior to such drop in the index level.  Although the actual index level on the stated maturity date, on the early maturity date or at other times during the life of your notes may be higher than the final index level or the early index level, as applicable, you will not benefit from the closing level of the index at any time other than on the determination date or the early determination date, as applicable.

The Interest Rate on Your Notes May Be Less Than the Prevailing Market Rate

You will receive interest, if any, on your notes at the rate per annum for three-month (or a shorter length, interpolated in a manner as described in “Specific Terms of Your Notes — Interest Payment” below) USD LIBOR minus 0.41% (subject to a minimum of 0.00%), reset quarterly, on each interest payment date.

The interest payable on your notes may be less than the prevailing market rate for our debt securities that are not indexed. Moreover, even if the final index amount or the early index amount, as applicable, is positive, unless the cash settlement amount on your notes on the stated maturity date or early maturity date, as applicable, substantially exceeds the amount you paid for your notes, the overall return you earn on your notes may be less than what you would have earned by investing in non-indexed debt securities that bear interest at prevailing market rates.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date or early maturity date, as applicable, will not be adjusted based on the issue price you pay for the notes.  If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes will differ from, and may be substantially less than, the return on notes purchased at face amount.  If you purchase your notes at a premium to face amount and hold them to the stated maturity date or early maturity date, as applicable, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the index level;

•                  the volatility — i.e., the frequency and magnitude of changes — in the level of the underlying commodities and the index;

•                 economic, financial, legislative, regulatory and political, military or other events that affect commodity and financial markets generally and the market segments of which the index underliers are a part, and which may affect the level of the index;

•                  interest rate and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes. Neither we nor you can predict the future performance of the index based on its historical fluctuations. The actual performance of the index over the life of the notes, as well as the cash settlement amount on the stated maturity date or early maturity date, as applicable, may bear little or no relation to the historical levels of the index or to the hypothetical examples shown elsewhere in this prospectus supplement.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission, to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has proposed certain of the required regulations and has begun adopting certain final regulations, the ultimate nature and scope of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC has approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. While the precise scope and effect of the final rule is not yet known, these limits will likely restrict the ability of market participants to participate in the commodity, future and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers will also be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility.  These consequences could adversely affect the level of the index, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have proposed or may propose in the future legislation similar to those proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets.  For example, the European Commission recently published a proposal to update the Markets in Financial Instruments Directive (MiFID II) and Markets in Financial Instruments Regulation (MiFIR), which proposes regulations to establish position limits (or an alternative equivalent) on trading commodity derivatives, although the scope of any final rules and the degree to which member states will be required or permitted to adopt these regulations or additional regulations remains unclear.  If these regulations are adopted or other regulations are adopted in the future, they could have an adverse impact on the index and the return on and value of the notes.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. In part, this is because your notes may be redeemed early at your option, or automatically upon the occurrence of certain events. Moreover, the amount that may be paid on the stated maturity date or the early maturity date, as the case may be, is subject to a number of factors other than the index return or the early index return, respectively. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Changes In the Volatility of The Index Are Likely to Affect the Market Value of Your Notes

The volatility of the index refers to the magnitude and frequency of the changes in the index level. Changes in the volatility of the index are likely to affect the market value of your notes.

Changes in Interest Rates Are Likely to Affect the Market Value of Your Notes

We expect that the market value of your notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your notes and a traditional debt security to different degrees.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the notes or in making recommendations to

Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index, the index underliers or other similar assets, which may adversely impact the market for or value of your notes.

Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the notes by trading derivative instruments linked to the index underliers. We also expect to adjust the hedge by, among other things, purchasing or selling derivatives based on the index, the index underliers, other financial instruments and perhaps also the index underliers, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index underliers. Any of these hedging activities may adversely affect the index level — directly or indirectly by affecting the price of the index underliers — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as the case may be. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes, including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the index level — directly or indirectly by affecting the price of the commodities underlying the index — and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date or the early maturity date, as the case may be. In addition, you should expect that these transactions will cause Goldman Sachs, its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodities that underlie the index, over-the-counter contracts on these commodities, the commodities underlying such contracts and other instruments and derivative products based on numerous other commodities.  Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the index, the Dow-Jones UBS Commodity Index Total Return and its sub-indices.  Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the index which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index or other similar indices as well as the Dow-Jones UBS Commodity Index Total Return and indices that are based on the Dow-Jones UBS Commodity Index Total Return.  An increased level of investment in these products may negatively affect the performance of the index and could affect the index level, and therefore the amount payable on your notes, if any, on the stated maturity date and the value of your notes before that date.  In addition, the index sponsor has licensed and may continue to license the Dow-Jones UBS Commodity Index Total Return or any of its sub-indices similar to the index for your notes for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index, the Dow-Jones UBS Commodity Index Total Return, any of its related indices, or similar indices.

Goldman, Sachs & Co. and our other affiliates may further develop other indices and trade other products the return on which is linked to the value of these indices that might compete with the index and might adversely affect the value of your notes.

Although we are not obligated to do so, we have hedged or expect to hedge our obligations under the notes with an affiliate of Goldman, Sachs & Co.  That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets.  Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the index, or any of its related indices.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products in the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index, or other similar indices. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments and other products that will compete with the notes for liquidity, research coverage or otherwise.

Our Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for our own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments linked to the index, or commodities underlying the index. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that we and our affiliates will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

You Should Expect That Goldman Sachs’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice, Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index, the commodity contracts underlying the index, the commodity underlying such contracts or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets and therefore may affect the market value of your notes or the payment amount on your notes at maturity. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index, the commodities, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that we or one of affiliates will, at present or in the future, provide such services or otherwise engage in transactions with the sponsor of the index or other entities that are involved in the transaction or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those entities, providing financial advisory or other investment banking services, or issuing research reports. You should expect that, in providing such services, engaging in such transactions, or acting for our own account, we or our affiliates may take actions that have direct or indirect effects on the index or the index commodities and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain of our personnel or the personnel of our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to our employees or the employees of our affiliates that were not working on such transactions as we have established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which we receive any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce the existing exposure of Goldman Sachs to the index, the commodity contracts underlying the index, the commodity underlying such contracts or assets and instruments similar to or linked to the foregoing, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of our hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another affiliate, client or counterparty of Goldman Sachs. In such a case, we would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

You Have No Rights with Respect to Commodity Contracts or Commodities or Rights to Receive Any Commodity Contracts or Commodities

Investing in your notes will not make you a holder of any commodity contracts underlying the index or any commodities underlying such contracts.  Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities.  Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the index or any commodity underlying such contracts.

Suspensions or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodity contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the index and, therefore, the value of your notes.

In making its calculations of the final index amount on the stated maturity date or the early index amount on the early maturity date, if any, Goldman, Sachs & Co., as calculation agent, may in certain circumstances when a market disruption event or non-trading day occurs determine the level of the index on the determination date or early determination date, as applicable, using a methodology described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. This methodology may differ from that used to calculate the level of the index by the index sponsor.  As a result, if a market disruption event occurs with respect to any index underlier, the value of that index underlier at the determination date or the early determination date, as applicable, will not be calculated until a settlement price can be determined. If a market disruption event with respect to such index underlier has not ceased by the last possible day the determination date or the early determination date may be postponed, the calculation agent will calculate the final index level or the early index level, as applicable, and the amount payable on your notes on the determination date or on the early determination date, respectively, in its discretion. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date or the early determination date, respectively, and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor may continue to calculate the value of the index and publish such value on Bloomberg according to the process described above. Therefore, if a market disruption event with respect to any index underlier occurs, the amount payable on your notes may not reflect the actual value of the index as published by the index sponsor on the determination date or on the early determination date, as the case may be.

You may not receive the amount payable on your notes if a market disruption event occurs or is continuing on the determination date or on the early determination date, as applicable, or such day is not a trading day, until a number of business days after the final index level or the early index level, respectively, can be determined.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations That Could Affect the Value of Your Notes, Including Whether Early Redemption Was Validly Designated or an Index Event Occurred, and the Amount You May Receive on the Stated Maturity Date or the Early Maturity Date

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we may pay on the stated maturity date, and the early index level on the early determination date, which we will use to determine the amount we may pay on the early maturity date, making all determinations and calculations of the interest rate applicable to your notes (including the determination of any interpolated interest rate), determining the effectiveness of a notice of early redemption or the occurrence of an index event, and determining whether to postpone the determination date or the early determination date and the stated maturity date or the early maturity date, as applicable. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction” and “—Trading and Investment Activities by Goldman, Sachs for its Own Account or for its Clients, May Negatively Impact Investors in the Notes” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index and the Index Underliers Could Affect the Amount Payable on Your Notes and Its Market Value

The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the index underliers comprising the index, and the manner in which changes affecting those index underliers (such as rebalancing of the index underliers) are reflected in and by extension could affect the index level and, therefore, the amount payable on your notes on the stated maturity date or the early maturity date, as the case may be, and the market value of your notes before that date. The amount payable on your notes and the market value of your notes could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the index is not available on the determination date or on the early determination date, as the case may be, because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co. — may determine the index level on the determination date or the early determination date, as applicable — and thus the amount payable on the stated maturity date or the early maturity date — in a manner as described below under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” and/or as it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date or the early determination date, as the case may be, and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

The index sponsor may make changes over time to the methodologies of compilation of the index. Additional underliers will satisfy the eligibility criteria and underliers currently included in the index will fail to satisfy such criteria. In addition, the index sponsor may modify the methodology for determining the composition and weighting of the index for calculating its value in order to assure that the index represents an adequate measure of market performance or for other reasons. Such changes could adversely affect the value of your notes.

In the event that the index sponsor discontinues publication of the index, Goldman, Sachs & Co., as calculation agent, will continue to calculate the index during the remaining term of the notes, based on the methodologies described in this prospectus supplement.

Commodity Prices as Well as the Commodity Contracts Underlying the Index May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the commodity contracts underlying the index are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

The Notes Are Linked to the Index But Your Participation in the Total Return Feature of the Index is Limited

The return on the notes is linked to the performance of the index, which, as discussed under “The Index”, reflects the returns that are potentially available through an unleveraged investment in the futures contracts comprising the index that includes interest that could be earned on funds committed to the trading of the underlying futures contracts. However, the return on the notes will differ from the index return because we will be subtracting out the early TBill amount or the final TBill amount, as the case may be, on the face amount as well as fees, and leveraging the result three times. As a result, even if the index return is positive, you may receive less than the face amount of your notes at stated maturity or early maturity, as applicable, if the value of the index does not appreciate sufficiently to offset the sum of the applicable investor fee and the TBill amount.

The Index May in the Future Include Commodity Contracts That Are Not Traded On Regulated Trading Facilities

The index was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”).  At present, the index continues to be comprised exclusively of regulated commodity contracts.  If the index sponsor adds one or more commodity contracts to the index in accordance with the criteria and procedures described under “The Index” below, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

It Is Difficult to Predict What Effect Higher and Lower Future Prices of Commodities Included in the Index Relative to Their Current Prices May Have on Its Value

As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in September. This is accomplished by selling the July contract and purchasing the September contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the September contract, thereby creating a “roll yield”.

The commodities in the index may from time to time trade in “contango”. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodity contract could result in negative “roll yields”, which could adversely affect the value of an index tied to that contract. See “The Index” below for more information.

Although the Index Has Contracts on the Same Commodities That Comprise the DJUBS-CITRSM, Its Value and Returns Will Likely Differ From Those of the DJUBS-CITRSM

The index to which the notes are linked has different rules from the index governing the procedure by which expiring positions in the commodity contracts in the DJUBS-CITRSM are rolled, in that the index rolls forward into more distant contract expirations, as explained in “The Index” below.  Since one component of the value of a commodity contract is the period remaining until its expiration, these differences are likely to produce different values for this index and the index at any given time and, therefore, may produce differing returns.

The differences between the rolling rules for the index and those for the DJUBS-CITRSM means that the return on the index for your notes will differ from the return on the DJUBS-CITRSM, and may be less than the return you would have received if you invested in notes that were linked to the DJUBS-CITRSM.

The Index Sponsor May Be Required to Replace a Designated Contract If the Existing Commodities Contract Is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index.  Data concerning this designated contract will be used to calculate the index.  If a designated contract were to be terminated or replaced in accordance with the rules described under “The Index” in this prospectus supplement, a comparable commodity contract would be selected by the index sponsor, if available, to replace that designated contract.  The termination or replacement of any designated contract may have an adverse impact on the value of the index.

Changes in the Composition and Valuation of the Index May Adversely Affect the Value of Your Notes

The composition of the index may change over time, as additional commodity contracts satisfy the eligibility criteria of the index or commodity contracts currently included in the index fail to satisfy such criteria and those changes could impact the composition of the index. Such changes could adversely affect the value of your notes.

If the Index is Discontinued or Modified, the Value of Your Notes May Be Adversely Affected

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index during the remaining term of your notes as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-31. Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was being calculated.

There Is No Affiliation Between the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Index Sponsor

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with the index sponsor. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index. You, as an investor in your notes, should make your own investigation into the index. See “The Index” below for additional information about the index.

The index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. The index sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The index consists of commodity contracts on 20 physical commodities, three of which are traded on the London Metal Exchange (LME) and one of which, Brent crude oil, is traded on ICE Futures Europe.  You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The index includes commodity contracts on foreign trading facilities that are not regulated by U.S. regulatory authorities.  The index includes contracts on physical commodities on trading facilities located outside the United States.  The Dow Jones-UBS Commodity Index Supervisory Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%.  The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities.  Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system.  Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities.  Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events.  It will also likely be more costly and difficult for Dow Jones Indexes, UBS and the Dow Jones-UBS Commodity Index Supervisory Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the index.  In addition, because foreign trading facilities may be open on days when the level of the index is not published, the value of the commodities underlying the index may change on days when the index level is unavailable.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date or the Early Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the determination date or the early determination date, as the case may be, a market disruption event relating to one or more index underliers has occurred or is continuing or such day is not a trading day, the determination date or the early determination date, as applicable, will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, not more than five business days. As a result, if the determination date or the early determination date, as the case may be, is so postponed, the stated maturity date or the early maturity date, respectively, for your notes will also be postponed, although not by more than five business days. Thus, if the determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Similarly, when the early determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the early maturity date until several days after the date that would have been the early maturity date had the market disruption event not occurred or continued on the early determination date or had such day been a trading day. Moreover, if the determination date or the early determination date, as the case may be, is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not a trading day, that day will nevertheless be the determination date or the early determination date, respectively. If the determination date or the early determination date, as the case may be, is postponed due to a market disruption event or a non-trading day, the calculation agent will determine the final index level or the early index level based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. In addition, if the calculation agent determines that the index level or any settlement price that must be used to determine the final index level or the early index level, as the case may be, is not available on the determination date or the early determination date, respectively, for any other reason, then the calculation agent will determine the final index level or the early index level based on its assessment, made in its sole discretion, of the level of the index or relevant settlement price on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering the tax treatment of structured notes, such as the offered notes, which could adversely affect the tax treatment and the value of your notes.

We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only:  yes, at DTC

•                  non-global form available:  no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance:  no

•                  covenant defeasance:  no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will have the meaning described under “— Special Calculation Provisions” below

•                  a London business day for your notes will have the meaning described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, underwriting discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Underliers

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the corporation or other entity, or group of corporations or other entities, including any successor sponsor, that (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day.  When we refer to the index commodities as of any time, we mean the commodity contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Cash Settlement Amount on the Stated Maturity Date

If neither an index event has occurred nor an early redemption has been validly designated, in addition to interest, if any, the cash settlement amount on the stated maturity date will be an amount in cash equal to the greater of (1) zero and (2) the result of (a) the face amount of your notes plus (b) the final index amount (which may be negative) minus (c) the final TBill amount minus (d) the final fee amount. If an index event has occurred or an early redemption has been validly designated, no payment of principal will be made on the stated maturity date.

Final Index Amount

The final index amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the final index return. The final index return will be calculated by dividing the final index level by the initial index level and subtracting one from the result.

The final index amount, and therefore the cash settlement amount on your notes on the stated maturity date, if any, will be based on, among other factors, the final index level. If the final index level is greater than the initial index level — i.e., the index return is positive due to an increase in the index — you will participate in any such increase, provided such increase sufficiently offsets the sum of the final TBill amount and final fee amount. On the other hand, if the final index return is negative due to a decrease in the index, you will lose some or all of the principal in your notes, and may receive no payment at all on the stated maturity date. Moreover, the final index return is multiplied by, among other things, a factor of 3.0. Therefore, to the extent that the index level declines below the initial index level, your loss is leveraged, and the rate of decline in the final index amount will exceed the rate of decline in the index level.

The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Index” below. Moreover, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under “— Discontinuance or Modification of the Index” below.

Final TBill Amount

The final TBill amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the realized TBill amount.

The realized TBill amount will equal the interest amount based on the prevailing 3-month TBill auction high rate (which, for any given day, is the USD-TBill auction high rate published on Reuters Screen “US Auction 10/11” (or any official successor page thereto) at the most recent auction date prior to that day). Since the auction high rate is based on a 3-month maturity, it must be converted into a daily amount (the “daily TBill return”).  The realized TBill amount is the accumulation of the daily amounts over all calendar days in the TBill calculation period, which will be equal to the product of (1 + daily TBill return) for each calendar day in the TBill calculation period, minus one,

where:

(1+ daily TBill return) equals (1-(91/360)×rd-1) raised to the power of (-1/91) and d means each calendar day in the TBill calculation period and rd is the TBill auction high rate for day d as defined above.

The TBill calculation period for your notes will be the period from but excluding the trade date to and including the determination date.

In formulaic terms the realized TBill amount equals:

If on the calculation date in the TBill calculation period, TBills with a maturity of three months have been auctioned on a TBill interest rate reset date (which is defined as each day in the TBill calculation period on which TBills with a maturity of three months are auctioned) during the TBill calculation period but such rate for such TBill interest rate reset date does not appear on Reuters Screen “US AUCTION 10/11” (or any official successor page thereto), the rate for that TBill interest rate reset date will be the bond equivalent yield of the rate set forth in H.15 Daily Update (or any official successor page thereto), or such other recognized electronic source used for the purpose of displaying such rate, for that day in respect of the designated maturity under the caption “U.S. Government Securities/Treasury bills/Auction high” converted by the calculation agent in its discretion to bank discount basis such that it is expressed in the same manner as the auction high rate.

If on the calculation date in the TBill calculation period, TBills with a maturity of three months have been auctioned on a TBill interest rate reset date during the TBill calculation period but such rate for such TBill interest rate reset date does not appear on Reuters Screen “US AUCTION 10/11” (or any official successor page thereto) and such rate is not set forth in the H.15 Daily Update in respect of TBills with a three month maturity under the caption “U.S. Government securities/Treasury bills/Auction high” or another recognized electronic source, the rate for that TBill interest rate reset date will be the bond equivalent yield of the auction rate for those TBills as announced by the U.S. Department of Treasury, converted by the calculation agent in its discretion to bank discount basis such that it is expressed in the same manner as the auction high rate.

If the TBills with a maturity of three months are not auctioned during any period of seven consecutive calendar days ending on a Friday and a TBill interest rate reset date would have occurred if such TBills had been auctioned during that seven-day period, a TBill interest rate reset date will be deemed to have occurred on the day during that seven-day period on which such TBills would have been auctioned in accordance with the usual practices of the U.S. Department of Treasury, and the rate for that TBill Interest Rate Reset Date will be determined as if the parties had specified “USD-TBILL-Secondary Market” as the applicable rate that appears on Reuters Screen “US AUCTION 10/11” (or any official successor thereto) under the heading “HIGH RATE”.

Final Fee Amount

The final fee amount will be equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) 0.34% times (4) the quotient of (a) the final fee days divided by (b) 365. The calculation agent will determine the final fee days, which will be the number of calendar days from but excluding the trade date to and including the determination date.

Stated Maturity Date

The stated maturity date is June 10, 2013, unless that day is not a business day, in which case the stated maturity date will be the immediately following business day. If the fifth scheduled trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date.

Determination Date

The determination date is June 3, 2013, unless the calculation agent determines that a market disruption event with respect to any index underlier occurs or is continuing on the date that would otherwise be the determination date or that day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that the market disruption event with respect to each such index underlier has ceased. In no event, however, will the determination date be postponed by more than five business days. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence. If the determination date is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described in this prospectus supplement.

Interest Payment

Your notes bear interest at a rate per annum equal to the base rate minus 0.41%, subject to a minimum of 0.00%.  The base rate will be determined by the calculation agent as described in “— Base Rate” below. Interest will accrue and be calculated and paid as described in the accompanying prospectus and the accompanying prospectus supplement with regard to floating rate notes, except that, if an index event has occurred or an early redemption has been validly designated, the interest payment dates and the interest amount on the early maturity date will be changed as described in “— Redemption Adjustments” below. See the accompanying prospectus and the accompanying prospectus supplement for additional information about calculation mechanics.

The calculation agent’s determination of the applicable base rate, any interest payment date and its calculation of the accrued interest and/or the fixed income discount factor for any interest period, will be final and binding in the absence of manifest error.

Base Rate

The base rate will be determined by the calculation agent, and will be equal to:

•                  if the applicable interest period begins on the settlement date, the initial base rate provided in “Summary Information” of this prospectus supplement,

•                  if the applicable interest period (1) does not begin on the settlement date and (2) does not end on the day before the originally scheduled stated maturity date, three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the relevant interest determination date, or

•                  if the applicable interest period ends on the day before the originally scheduled stated maturity date: a rate calculated by interpolating between (1) the USD LIBOR of longest maturity that is less than or equal to the length of the applicable interest period, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the length of the applicable interest period, in both cases as they appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the applicable interest determination date (the base rate so determined will not be re-calculated even if the originally scheduled stated maturity date is postponed due to non-business days at the end of the interest period or as otherwise provided for in the prospectus supplement).

Interest reset dates will be July 30, 2012, October 30, 2012, January 30, 2013, April 30, 2013; provided that if any such day is not a business day, then the interest reset date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such interest reset date will be the immediately preceding business day. The second London business day prior to each interest reset date will be an interest determination date.

The relevant interest period for the notes will be the period from and including the settlement date, or the last date to which interest has been paid or made available for payment, to but excluding the immediately following interest payment date.

Redemption Adjustments

The interest on your notes will be paid on the interest payment dates provided in “Summary Information” of this prospectus supplement. If an index event has occurred or an early redemption has been validly designated, however, any originally scheduled interest payment date that is subsequent to the early maturity date will not be an interest payment date, and the early maturity date will instead be the last interest payment date.

In addition, the accrued interest payable on the early maturity date will be reduced by the fixed income discount factor. Therefore, on the early maturity date, in addition to the amount payable as described in “— Payment on the Early Maturity Date” below, if any, you will receive an interest payment, if any, that will equal the result of (1) the fixed income discount factor times (2) the accrued interest that would have been payable but for the adjustment described in this paragraph.

The fixed income discount factor is equal to the quotient of (1) one divided by (2) the sum of (a) one plus (b) the product of (i) the FIDF LIBOR level times (ii) the quotient of (x) the fixed income days remaining divided by (y) 360. FIDF LIBOR level is the LIBOR rate for deposits in U.S. dollars for the FIDF LIBOR designated maturity (interpolated by the calculation agent, if necessary, between (1) the USD LIBOR of longest maturity that is less than or equal to the FIDF LIBOR designated maturity, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the FIDF LIBOR designated maturity), which appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page) as of 11:00 a.m., London time, on the early determination date, or if such rate does not appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), the rate determined by the calculation agent.

The FIDF LIBOR designated maturity will be equal to the longer of (1) the fixed income days remaining and (2) one month, and will be determined on the early determination date. The fixed income days remaining will be determined by the calculation agent, and will be equal to the number of calendar days from but excluding the early maturity date to and including the earlier of (1) the interest reset date immediately following the early maturity date and (2) the stated maturity date.

Cash Settlement Amount on the Early Maturity Date

Your notes will be redeemed upon the occurrence of the following events:

•                  when holders of 100% of the aggregate outstanding face amount issued on the original issue date elect to redeem the notes (in whole but not in part) prior to the earlier of (i) the occurrence of an index event as described below and (ii) the originally scheduled determination date, by properly delivering a notice of early redemption on a business day, in writing, to the trustee, the calculation agent and the issuer, or

•                  when, on any trading day prior to the earlier of (i) the designation of an early redemption by the holders of the notes and (ii) the originally scheduled determination date, the closing level of the index is equal to or below 528.1925 (approximately 88% of the initial index level); we refer to such event as an “index event”.

If an early redemption has been validly designated or an index event has occurred, in addition to interest, if any, the cash settlement amount for each offered note outstanding on the early maturity date will be an amount in cash equal to the greater of (1) zero or (2) the result of (a) the face amount of your notes plus (b) the early index amount (which may be negative) minus (c) the early TBill amount minus (d) the early fee amount.

If all requirements described under “— Holder’s Option to Redeem — Early Redemption Requirements” below are satisfied no later than 9:00 a.m., New York City time, on a day that is a trading day, that day will be the early determination date.  If the requirements are satisfied after that time, the next day that is a trading day will be the early determination date. On the other hand, if an index event has occurred, the early determination date will be the trading day immediately following the day on which the index event occurs.

The early determination date is subject to postponement by up to five business days as described in “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  The early maturity date is the fifth business day following the early determination date.

If the notes are redeemed upon the occurrence of the index event or designation of the early redemption, you will lose the right to receive any amount on your notes on the stated maturity date, as described under “— Payment on the Stated Maturity Date” and “— Interest Payment” above.

Early Index Amount

The early index amount is equal to the product of (1) the face amount of your notes times (2) 3.0 times (3) the early index return.

The early index return will be calculated by dividing (1) the early index level by the initial index level minus (2) one.

The calculation agent will determine the early index level, which will be the closing level of the index on the early determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Index” below.

The early index amount, and therefore the cash settlement amount on your notes on the early maturity date, if any, will be based on, among other factors, the early index level. If the early index level is greater than the initial index level — i.e., the early index return is positive due to an increase in the index — you may participate in any such increase provided such increase sufficiently offsets the sum of the early TBill amount and early fee amount. On the other hand, if the early index return is negative due to a decrease in the index, you may lose some or all of the early index amount on your notes, and may receive no payment at all on the early maturity date.

Early TBill Amount

The early TBill amount will be the product of (1) the face amount of your notes times (2) 3.0 times (3) the historic TBill amount.

The historic TBill amount will equal the realized TBill amount, with a calculation period from but excluding the trade date to and including the early determination date.

Early Fee Amount

The early fee amount will be the product of (1) the face amount of your notes times (2) 3.0 times (3) 0.34% times (4) the quotient of (a) the early fee days divided by (b) 365. The calculation agent will determine the early fee days, which will be the number of calendar days from but excluding the trade date to and including the early determination date.

Holder’s Option to Redeem

If the conditions described under “— Early Redemption Requirements” below are satisfied, holders of 100% of the aggregate outstanding face amount issued on the original issue date may elect to redeem the notes, in whole and not in part. If the notes are so redeemed, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on the Early Maturity Date” above.

Early Redemption Requirements

To exercise the option to redeem, the following requirements must be satisfied on any day that is a business day and before the option to redeem expires:

•                  The holders requesting early redemption must hold 100% of the aggregate outstanding face amount of the notes issued on the original issue date, and must elect to redeem such notes in whole, not in part.

•                  The trustee, the calculation agent and the issuer must receive from each holder a properly completed and signed notice of early redemption, in the form attached to this prospectus supplement. Delivery must be made by physical delivery or by facsimile coupled with prompt physical delivery of a written confirmation, as provided in the attached notice of early redemption.

•                  If your notes are in global form, the holder or the bank or broker through which the holder holds the interest in the notes being redeemed must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary on or before the early maturity date and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any day that is a business day, this requirement will be deemed satisfied as of 9:00 a.m. on the same day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

•                  If your notes are not in global form, the trustee must receive the certificate representing your notes. Deliveries of certificates to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the form of notice of early redemption attached to this prospectus supplement or at any other location that the trustee may provide to the holder for this purpose in the future.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of early redemption or as to whether and when the required deliveries have been made. Once given, a notice of early redemption may not be revoked. If you exercise the option to redeem, you will be paid on the early maturity date, which is the fifth business day following the early determination date.

Questions about the early redemption requirements should be directed to the trustee, at the number and location stated in the attached notice of early redemption.

Expiration of Option to Redeem. In all cases, the requirements described under “— Early Redemption Requirements” above must be satisfied no later than 9:00 A.M., New York City time, no later than the business day immediately before the earlier of (1) the occurrence of an index event and (2) the originally scheduled determination date. Immediately after that time, the option to redeem will expire and may not be exercised, although the holder of the notes will be entitled to receive the amount payable, if any, on the stated maturity date or the early maturity date, as applicable, calculated in a manner as described under “— Payment on the Stated Maturity Date” or “— Payment on the Early Maturity Date” above.

Only the Holder May Exercise the Option to Redeem. Since your notes are issued only in global form, the depositary or its nominee is the holder of your notes and therefore is the only entity that can exercise the option to redeem with respect to your notes. If you would like to exercise the option to redeem, you should give proper and timely instructions to the bank or broker through which you hold the interest in your notes, requesting that it notify the depositary to exercise the option to redeem on behalf of the holder. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if the holder holds the notes in street name.

Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the redemption right in a timely manner.

Automatic Redemption Due to an Index Event

If an index event occurs, we will notify the holder of your notes and the trustee in the manner described in the accompanying prospectus. If the notes are so redeemed, we will pay an amount in cash, if any, calculated in a manner as described under “— Payment on the Early Maturity Date” above.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more index underliers occurs or is continuing on the originally scheduled determination date (if that day is not a trading day, then the following trading day) or early determination date, as applicable, the calculation agent will calculate the final index level or the early index level, as applicable, by using:

•                  for each index underlier that did not suffer a market disruption event on such date, the settlement price of such index underlier on such date as published by the exchange on which it is traded, and

•                  for each index underlier that did suffer a market disruption event on such date, the settlement price of such index underlier on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such index underlier; provided that, if such day occurs more than five business days after the originally scheduled determination date or early determination date, as the case may be, the calculation agent shall determine the price for such index underlier on the fifth business day after the originally scheduled determination date or early determination date, as applicable, taking into consideration the latest available settlement price for such index underlier and any other information deemed relevant by the calculation agent.

In calculating the final index level or the early index level in the circumstances described above, the calculation agent will use the method for calculating the index last in effect prior to such market disruption event.

In addition, if the calculation agent determines that the level of the index or any settlement price that must be used to determine the final index level or early index level, as applicable, is not available on the determination date or the early determination date, as the case may be, for any other reason, except as described under “— Discontinuance or Modification of the Index” below, then the calculation agent will determine the final index level or early index level, as applicable, based on its assessment, made in its sole discretion, of the level of the index or any relevant settlement price on such applicable day.

If a market disruption event occurs on the originally scheduled determination date or early determination date, the determination date or early determination date, as applicable, will be postponed to the first day on which the calculation agent has determined prices for each index underlier in accordance with the foregoing provisions (which could be up to five business days after the originally scheduled determination date or early determination date, as applicable).

Discontinuance or Modification of the Index

If the index is (i) not calculated and announced by the index sponsor but is calculated and announced by a successor sponsor acceptable to the calculation agent or (ii) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the index, then such successor index will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be. We refer to the index sponsor or any such successor sponsor as the index sponsor.

If prior to the determination date or early determinate date, as applicable, the index sponsor makes a material change in the formula for or the method of calculating the index or in any other way materially modifies the index (other than a modification prescribed in that formula or method relating to the composition of the index, the weighting of the components of the index and other routine events and modifications), then the calculation agent shall calculate the level of the index, in lieu of a published level for the index, in accordance with the formula for and method of calculating the index last in effect prior to that change or modification, but using only those contracts that were included in the index immediately prior to that change or modification (or, if such contracts are no longer traded, contracts that are the most comparable, in the judgment of the calculation agent), in good faith and in its discretion.

If the final index level or early index level, as applicable, published on the determination date or early determination date, as applicable, is subsequently corrected and the correction is published by the calculation agent not later than four business days prior to the stated maturity date or early maturity date, as applicable, then the corrected final index level or early index level, as applicable, shall be deemed the official final index level or early index level, as applicable, and the calculation agent shall use the corrected final index level or early index level, as applicable, in accordance with the above provisions.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the final index level or early index level, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices based on the then-current index methodology.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture.  In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities.  We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the index, market disruption events, discontinuance or modification of the index, business days, trading days, postponement of the determination date, the stated maturity date, the early determination date, the early maturity date, the final index level, the early index level, the default amount, the interest payable on each interest payment date (including the determination of any interpolated interest rate), index event and the final index amount, the final fee amount or the early index amount and the early fee amount, as the case may be. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co. is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman, Sachs & Co.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London are generally authorized or obligated by law, regulation or executive order to close.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (1) the index sponsor is open for business and the index is calculated and published by the index sponsor, (2) the calculation agent in New York City is open for business and (3) all trading facilities on which contracts are traded for the commodities included in the index are open for trading.

London Business Day

When we refer to a London business day with respect to your notes, we mean a day that is a London business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” in the accompanying prospectus.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

A market disruption event with respect to an index underlier means the occurrence on any given trading day of any one or more of the following circumstances:

•                  a material limitation, suspension, or disruption of trading in such index underlier which results in a failure by the trading facility on which such index underlier is traded to report a settlement price for such index underlier on such trading day,

•                  the settlement price for such index underlier is a “limit price”, which means that the settlement price for such index underlier on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the applicable rules of the applicable trading facility,

•                  failure by the applicable trading facility or other price source to announce or publish the settlement price for such index underlier on such trading day, or

•                  trading on the applicable trading facility for such index underlier is suspended or interrupted prior to the time at which it is scheduled to close, and trading does not resume at least 10 minutes prior to the scheduled closing time on such trading day.

For this purpose, “settlement price” means the official settlement price of an index underlier as published by the exchange on which it is traded.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index underliers, listed or over-the-counter options, futures, and other instruments linked to the index or the index commodities and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index or index-linked notes we issue, some of which may have returns linked to the index or the index underliers. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index underliers,

•                  may take or dispose of positions in the index underliers or futures contracts relating thereto,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the relevant markets for the index underliers or components of such markets, and/or

•                  may take short positions in the index underliers or other securities of the kind described above — i.e., we and/or our affiliates may sell securities or index underliers of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index underliers. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date or the early determination date, as the case may be. These steps may also involve sales and/or purchases of some or all of the index underliers, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index underliers or indices designed to track the performance of the relevant markets for the index underliers or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman, Sachs & Co. or Its Affiliates Relating to the Index, Commodities Contracts and Their Underlying Commodities May Adversely Affect the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

THE INDEX

Overview

The Dow Jones-UBS Commodity Index Total Return 3 Month ForwardSM (the “index”) is a modified version of the Dow Jones-UBS Commodity Index Total ReturnSM (“DJ-UBS CITRSM”), which is a total return based calculation of the Dow Jones-UBS Commodity IndexSM (“DJ-UBS CISM”).  The DJ-UBS CISM, and its related calculations and sub-indices, were created by AIG International, Inc. (“AIGI”) in 1998 and Dow Jones & Company, Inc. (“Dow Jones”) and AIGI jointly marketed the DJ-UBS CISM and its related calculations and sub-indices, including the index.  In May 2009, UBS Securities LLC (“UBS” or “UBS Securities”) acquired the DJ-UBS CISM and its sub-indices, including the index, at which time UBS and Dow Jones entered into an agreement to jointly market the DJ-UBS CISM and its sub-indices, including the index.  Dow Jones subsequently assigned all its interests in the joint marketing agreement to CME Indexes.  Pursuant to the joint marketing agreement, CME Indexes, in conjunction with UBS, calculates the DJ-UBS CISM, and its related calculations and sub-indices, including the index, and the DJ-UBS CITRSM.  The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification by CME Indexes and UBS Securities at any time.  Additional information is available on the following website: http://www.djindexes.com/commodity.  We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The index currently is composed of exchange traded commodity contracts.  An exchange traded commodity contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The index is comprised of contracts on the same commodities as the DJ-UBS CITRSM, but the expiration dates of the commodities contracts in the index are advanced by three months such that the contracts that would be the lead future contract and next future contract in three calendar months for the DJ-UBS CITRSM are instead the lead future contract and next future contract in the index for the current calendar month.  The calculation of the index, as described below, is based on the calculation of the DJ-UBS CISM, which is also described below.

The Dow Jones-UBS Commodity Index Supervisory Committee.  The DJ-UBS CISM supervisory committee exists to assist Dow Jones Indexes and UBS Securities in connection with the operation of the index and other related indices and sub-indices.  The DJ-UBS CISM supervisory committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones Indexes, and will make all final decisions relating to the index, given any advice and recommendations of the advisory committee.  The advisory committee consists of six to twelve members drawn from the financial and academic communities.  Both the DJ-UBS CISM supervisory and advisory committees meet annually to consider any changes to be made to the index for the coming year, but may also meet at such other times as may be necessary.

As described in more detail below, the index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the index are determined each year under the supervision of the DJ-UBS CISM supervisory committee in consultation with the advisory committee.  Once approved by the supervisory committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Set forth below is a summary of the composition of, and the methodology used to calculate, the DJ-UBS CITRSM and the index as of the date of this prospectus supplement.  The methodology for determining the composition of the DJ-UBS CITRSM and its related calculations and sub-indices, including the index, the target weightings of the constituents and for calculating their values is subject to modification in a manner consistent with the purposes of the DJ-UBS CITRSM and its related calculations and sub-indices, including the index.  The supervisory committee makes the official determination of the composition and target weighting of the DJ-UBS CITRSM and the index and the calculation of their respective values.

Goldman, Sachs & Co., and/or certain of its affiliates will trade the contracts comprising the DJ-UBS CITRSM and index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management.  Goldman, Sachs & Co., and/or certain of its affiliates may underwrite or issue other securities or financial instruments linked to the DJ-UBS CITRSM or the index and other related indices and sub-indices.  These activities could present certain conflicts of interest and could adversely affect the value of the index.  There may be conflicts of interest between you and Goldman, Sachs & Co.

Composition of the Dow Jones-UBS Commodity Index Total Return 3 Month ForwardSM

Commodities Available For Inclusion in the DJ-UBS CITRSM.  With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the DJ-UBS CITRSM is the subject of a commodity contract that trades on a U.S. exchange.

The 24 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, WTI curde oil, Brent crude oil, gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 20 commodities underlying the DJ-UBS CITRSM, and therefore the index, selected for 2012 are aluminum, coffee, copper, corn, cotton, WTI crude oil, Brent crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity.   The selection process is reviewed by the DJ-UBS CISM supervisory and advisory committees.  With the exception of several LME contracts, where the DJ-UBS CISM supervisory committee believes that there exists more than one commodity contract with sufficient liquidity to be chosen as a designated contract for a commodity, UBS selects the commodity contract that is traded in North America and denominated in U.S. dollars.  Data concerning this designated contract will be used to calculate the DJ-UBS CITRSM.

The designated contracts in the index are the same as the ones included in DJ-UBS CITRSM but the expiration dates of the commodities contracts in the index are advanced by three months in that the contracts that would be the lead future contract and next future contract in three calendar months for the DJ-UBS CITRSM are instead the lead future contract and next future contract in the index for the current calendar month.

The supervisory committee has noted that it is possible that UBS will in the future select more than one designated contract for certain commodities or may select designated contracts that are traded outside of the United States or in currencies other than the U.S. dollar.  Additionally, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the index in the underlying futures markets, it may consider including multiple designated contracts for one or more commodities in order to enhance liquidity. The termination or replacement of a commodity contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable commodity contract would be selected, if available, to replace the designated contract.

The designated contracts for the commodities included in the DJ-UBS CITRSM as of January 2012, along with their respective Targeted Weights for 2012, are as follows:

Commodity	Designated Contract	Trading Facility	2012 Targeted Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	5.8767470
Coffee	Coffee “C”	NYBOT (ICE Futures)	2.5723950
Copper*	Copper	COMEX	7.0639490
Corn	Corn	CBOT	6.6705200
Cotton	Cotton	NYBOT (ICE Futures)	2.0000000
Crude Oil	Light, Sweet Crude Oil	NYMEX	9.6871640
Brent Crude Oil	Oil (Brent Crude Oil)	ICE-UK	5.3128360
Gold	Gold	COMEX	9.7936330
Heating Oil	Heating Oil	NYMEX	3.4595290
Lean Hogs	Lean Hogs	CME	2.1126600
Live Cattle	Live Cattle	CME	3.6349880
Natural Gas	Henry Hub Natural Gas	NYMEX	10.7651090
Nickel	Primary Nickel	LME	2.5798400
Silver	Silver	COMEX	2.7691330
Soybean Oil	Soybean Oil	CBOT	3.3723860
Soybeans	Soybeans	CBOT	7.0841970
Sugar	World Sugar No. 11	NYBOT (ICE Futures)	3.7583900
Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending	NYMEX	3.4059820
Wheat	Wheat	CBOT	4.9618090
Zinc	Special High Grade Zinc	LME	3.1187350

* The Dow Jones-UBS Commodity Index Total ReturnSM uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-UBS Commodity Index Total ReturnSM.

** The column in the above table titled “Targeted Weighting” reflects the target weightings as of January 2012 of the 20 commodities currently included in the Dow Jones-UBS Commodity Index Total ReturnSM.

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the DJ-UBS CITRSM.

The annual weightings for the index are determined each year under the supervision of the DJ-UBS CISM supervisory committee in consultation with the advisory committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the DJ-UBS CITRSM.

Commodity Groups.  For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJ-UBS CITRSM are assigned to “commodity groups”.  The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Commodity
Energy:	WTI Crude Oil
Brent Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

The DJ-UBS CITRSM is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the DJ-UBS CITRSM, the following diversification rules are applied to the annual reweighting and rebalancing of the index as of January of the applicable year:

•                  No single commodity (e.g., natural gas or silver) may constitute more than 15% of the DJ-UBS CITRSM.

•                  No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJ-UBS CITRSM.

•                  No related group of commodities designated as a “commodity group” above (e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the DJ-UBS CITRSM.

•                  No single commodity (e.g., natural gas or silver) may constitute less than 2% of the DJ-UBS CITRSM.

Following the annual reweighting and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Annual Reweighting and Rebalancing

The DJ-UBS CITRSM, and therefore the index, is reweighted and rebalanced each year in January on a price-percentage basis.  The annual target weightings for the DJ-UBS CITRSM are determined each year by UBS Securities under the supervision of the supervisory committee and implemented the following January.  The weightings of the commodity contracts underlying the index are in proportion to their relative weightings in the DJ-UBS CITRSM.

Determination of Relative Target Weightings.  The relative target weightings of the component commodities included in the DJ-UBS CITRSM and the index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  For each commodity designated for potential inclusion in the index, liquidity is measured by the commodity liquidity percentage (which we refer to as the “CLP”) and production by the commodity production percentage (which we refer to as the “CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the DJ-UBS CITRSM or the index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the DJ-UBS CITRSM or the index.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the commodity index percentage (which we refer to as the “CIP”) for each commodity.  This CIP is then adjusted in accordance with the diversification rules described above in order to determine the commodities included in the DJ-UBS CITRSM and their respective percentage weights.

Commodity Index Multipliers.  Following application of the diversitifcation rules discussed above, CIPs are incorporated into the index by calculating the new unit weights for each commodity included in the index.  On the fourth DJ-UBS CITRSM business day of the year (which we refer to as the “CIM determination date”), the CIPs, along with the settlement values on that date for designated contracts included in the index, are used to determine a commodity index multiplier (which we refer to as the “CIM”) for each commodity included in the DJ-UBS CITRSM.  This CIM is used to achieve the percentage weightings of the commodities included in the index, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Addition, Removal or Replacement of Commodities Underlying the Index

The commodities underlying the DJ-UBS CITRSM, and therefore the index, are selected by the supervisory committee.  The supervisory committee meets every year to consider any additions, removals or replacements of the commodities underlying the index, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the DJ-UBS CITRSM, as described above in “— Composition of the Dow Jones-UBS Commodity Index Total ReturnSM”.  The supervisory committee may determine that addition, removal or replacement of any commodity underlying the index may be necessary during the life of your note.  Such additions, removals or replacements of the commodities underlying the index could adversely affect the value of your note.  In addition, if a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract.

The Index Is a Rolling Index

The index is composed of commodity futures contracts rather than physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, contracts on physical commodities specifying delivery on a nearby date must periodically be sold and contracts on physical commodities that have not yet reached the delivery period must periodically be purchased.  For each commodity underlying the index, the rollover for each contract occurs over a period of five DJ-UBS CITRSM business days for the relevant month designated in a pre-determined schedule.  This process is known as “rolling” a futures position.  The index is, therefore, a “rolling index”.

Calculation of Daily Excess Return

The DJ-UBS CISM is an excess return index.  CME Indexes and UBS Securities, calculates the daily excess return (“DER”) of the DJ-UBS CISM by applying the impact of the changes to the prices of commodity contracts included in the DJ-UBS CITRSM (based on their relative target weightings).  Once the CIMs are determined, as described above, the calculation of the DER is a mathematical process whereby the CIMs for the commodities included in the DJ-UBS CITRSM are multiplied by respective prices in U.S. dollars for the applicable designated contracts.  These products are then summed to calculate the excess return (“excess return”).  DER is the percentage change in the excess return, calculated as the excess return on any given day divided by the excess return on the immediately preceding day, minus one.

The Index is a Total Return Index

The index is a total return index.  In addition to the excess returns, as described above, the index reflects the returns on cash collateral invested in U.S. Treasury Bills.  The returns on the U.S. Treasury Bills (“TBill return”), are calculated by using the most recent weekly auction high rate for 3 Month U.S. Treasury Bills (“TBill rate”), as reported on the website www.publicdebt.treas.gov/AI/OFBills under the column headed “Discount Rate %” published by the Bureau of the Public Debt of the U.S. Treasury Department, or any successor source, which is generally published once per week on Monday.  This rate is used every day until the next rate is released; provided, however, that if a new rate is scheduled to be released on a given day, the prior rate is used for purposes of calculations in respect of that release date.  The new rate is generally obtained on Monday and, accordingly, is first used in respect of Tuesday’s settlement calculations.  In the event of a holiday or other disruption in the treasury auction schedule, the last available rate is used until the next rate becomes available.  When calculating the value of the Treasury Bill Daily Return (“TBDR”), the prior day’s rate is used to reflect the realization of an investment at that rate on the then current day.  The TBDR is calculated for a set number of calendar days (“d”) from and including the prior calculation date to but excluding the current calculation date.  On any given day, TBDR is equal to:

•                  one divided by

•                  the result of (i) one minus (ii) the product of TBill rate on the immediately preceding day multiplied by 91 and divided by 360

•                  raised to the power of d divided by 91

•                  minus one.

mathematically shown as:

Calculation of the Index Value

The calculation of the then-current index value, on any given day, is a mathematical process whereby (x) the sum of (i) one, (ii) DER and (iii) TBDR is multiplied by (y) the immediately preceding index value.  The final value is rounded to eight decimal places.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the DJ-UBS CITRSM will be adjusted, as described below, in the event that UBS Securities determines that any of the following index calculation disruption events exists:

•                  termination or suspension of, or material limitation or disruption in the trading of any commodity contract used in the calculation of the index on that day,

•                  the settlement value of any commodity contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement value,

•                  the failure of an exchange to publish official settlement values for any commodity contract used in the calculation of the index, or

•                  with respect to any commodity contract used in the calculation of the index that trades on the LME, a business day on which the LME is not open for trading.

If a DJ-UBS CITRSM market disruption event occurs on any day during a hedge roll period, the portion of the roll that would have taken place on that day is deferred until the next available business day on which such conditions do not exist.  If any of these conditions exist throughout the hedge roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.  The market disruption event will not postpone the roll for any other commodity contract for which a market disruption event has not occurred.

In addition, in the event that a DJ-UBS CITRSM market disruption event occurs during the hedge roll period scheduled for January of each year affecting a commodity contract included in the DJ-UBS CITRSM, the rolling or rebalancing of the relevant designated contract will occur in all cases over five DJ-UBS CITRSM business days on which no market disruption event exists.  The hedge roll period in January, and the resulting rebalancing that is occurring, will be extended if necessary until the affected designated contract finishes rolling.  The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five DJ-UBS CITRSM business days, and rolling weight will not be more than 20% on any day following a market disruption event during such hedge roll period.  This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly hedge roll periods.

Historical Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your notes.  You should not take the historical levels of the index as an indication of the future performance.  We cannot give you any assurance that the future performance of the index or the index commodities will result in you receiving an amount greater than the face amount of your note on the stated maturity date or the early maturity date, as the case may be.  Neither we nor any of our affiliates make any representation to you as to the performance of the index.

The table below shows the high, low and final closing levels of the index for each of the four calendar quarters in 2008, 2009, 2010 and 2011 and the first two calendar quarters in 2012 (through April 23, 2012).  We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Closing Levels of the Index

	High	Low	Close
2008
Quarter ended March 31	804.4610	659.0450	744.5430
Quarter ended June 30	883.7720	739.7760	880.0780
Quarter ended September 30	898.5400	637.9670	641.0490
Quarter ended December 31	641.0490	417.7530	464.0010
2009
Quarter ended March 31	487.0050	409.8868	443.2367
Quarter ended June 30	530.4471	436.1566	495.3098
Quarter ended September 30	537.0710	460.5777	517.5779
Quarter ended December 31	571.7116	504.4156	568.6271
2010
Quarter ended March 31	592.0013	520.0106	545.3819
Quarter ended June 30	567.9472	507.1131	520.5462
Quarter ended September 30	580.9534	513.5898	580.9534
Quarter ended December 31	674.8242	574.1398	674.8242
2011
Quarter ended March 31	721.0299	658.3489	721.0299
Quarter ended June 30	752.1954	666.8401	680.0682
Quarter ended September 30	712.0925	605.8481	605.8481
Quarter ended December 31	650.5784	591.9879	611.1687
2012
Quarter ended March 31	651.4986	610.8702	618.9188
Quarter ending June 31 (through April 23, 2012)	627.7255	598.4155	600.2187

License Agreement

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use.  “Dow Jones®,” “DJ,”, “Dow Jones Indexes”, “UBS,” “DJ-UBS Commodity Index Total ReturnSM,” DJ-UBS Softs Total Return Sub-IndexSM,” and “DJ-UBS CITRSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly.  The only relationship of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates to The Goldman Sachs Group, Inc. is the licensing of certain trademarks, trade names and service marks and of the DJ-UBS Softs Total Return Sub-IndexSM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to The Goldman Sachs Group, Inc. or the notes.  Dow Jones,  UBS Securities and CME Indexes have no obligation to take the needs of The Goldman Sachs Group, Inc. or the owners of the notes into consideration in determining, composing or calculating DJ-UBS CISM.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to notes’ customers, in connection with the administration, marketing or trading of the notes.  Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by The Goldman Sachs Group, Inc, but which may be similar to and competitive with the notes.  In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM, Dow Jones-UBS Commodity Index Total ReturnSM, The DJ-UBS Softs Total Return Sub-IndexSM) as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM, The DJ-UBS Softs Total Return Sub-IndexSM and notes.

This prospectus supplement relates only to notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Softs Total Return Sub-IndexSM components.  Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Softs Total Return Sub-IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates.  The information in this prospectus supplement regarding the Dow Jones-UBS Softs Total Return Sub-IndexSM components has been derived solely from publicly available documents.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Softs Total Return Sub-IndexSM components in connection with the notes.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Softs Total Return Sub-IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS SOFTS TOTAL RETURN SUB-INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE GOLDMAN SACHS GROUP, INC., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS SOFTS TOTAL RETURN SUB-INDEXSM OR ANY DATA RELATED THERETO.  NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME

INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS SOFTS TOTAL RETURN SUB-INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND THE GOLDMAN SACHS GROUP, INC., OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

This section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

Tax Treatment of the Notes

The discussion herein applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of notes and you are:

•                            a citizen or resident of the United States;

•                            a domestic corporation;

•                            an estate whose income is subject to United States federal income tax regardless of its source;

•                            or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

The discussion herein does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                            a dealer in securities, commodities, derivatives or currencies;

•                            a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                            a bank;

•                            a life insurance company;

•                            a tax-exempt organization;

•                            a regulated investment company;

•                            a common trust fund;

•                            a person that owns notes as a hedge or that is hedged against interest rate or currency risks;

•                            a person that purchases or sells notes as part of a wash-sale for tax purposes;

•                            a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•                            or a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although the discussion herein is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment.  You will be obligated pursuant to the terms of the notes — in the absence of a chance in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract with respect to the index that matures on the maturity date for the notes.  In the opinion of Sidley Austin LLP, this is a reasonable method of treating the notes for United States federal income tax purposes, although it is not the only reasonable method. Except as otherwise noted

below, the discussion herein assumes that the notes will be so treated.

It is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to interest) and your tax basis in your notes.  Your tax basis in the notes will generally be equal to the amount that you paid for the notes.  If you hold your notes for more than one year, the gain or loss should generally be long-term capital gain or loss, except to the extent attributable to an accrued but unpaid interest, if any, with respect to your notes. If you hold your notes for one year or less, the gain or loss should generally be short-term capital gain or loss, except to the extent attributable to accrued but unpaid interest, if any, with respect to your notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. If you are a non-corporate United States holder, long-term capital gains are generally taxed at preferential rates. The combination of ordinary income treatment of any interest payments on your notes and capital gain or loss treatment upon the sale, exchange, redemption or maturity of your notes may result in adverse tax consequences to you, because an investor’s ability to deduct capital losses is subject to significant limitations.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale, exchange, redemption or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the index.  Under such characterization, it is possible that Section 1256 of the Internal Revenue Code could apply to your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each year (i.e., recognize income as if the notes or relevant portion of the notes had been sold for fair market value).  Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the index rolls and/or when the composition or weighting of the index changes. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is possible that you may be required to treat an amount equal to all or a portion of the annual fee as expenses.  The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions.  Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you would recognize with respect to your notes.

It is possible that the Internal Revenue Service could seek to characterize your notes as a unit consisting of a derivative contract (the “derivative contract”) and an interest-bearing cash deposit used to secure your obligation to purchase the underlying index under the derivative contract (the “cash deposit”). Under this characterization, it is possible that you could be required to accrue interest in respect of the cash deposit at a rate that is in excess of the stated interest rate on the notes.  Furthermore, if you are a secondary purchaser of the notes, you would likely be required to allocate your purchase price for the securities between the derivative contract and the cash deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the cash deposit is at a discount from, or is in excess of, the principal amount of your security, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Taxation — United States Holders — Market Discount” and “United States Taxation — United States Holders — Debt Securities Purchased at a Premium” with respect to the cash deposit. Accordingly, if you purchase your notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that your notes could be treated as a notional principal contract for tax purposes.  It is also possible that the quarterly interest payments on your notes would not be treated as interest for United States federal income tax purposes, but instead would be treated in some other manner. For example, the quarterly interest payments could be treated all or in part as contract fees in respect of a derivative contract. The United States federal income tax treatment of such contract fees is uncertain.

Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your notes should be determined by reference to the date on which the amount you are entitled to receive is calculated, even though you will not receive any amounts from the issuer in respect of your notes until after such date. In such case, if an early determination date occurs within one year of the issuance of the notes, all or a portion of the gain or loss of an initial purchaser that holds the notes until maturity could be treated as short-term capital gain or loss at such time despite the fact that the initial purchaser will not receive any cash until the maturity date, which may be more than one year after the issuance of the notes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for United States federal income tax purposes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.  The rules therein governing information reporting and backup withholding regarding (i) interest payments will apply to interest payments regardless of whether interest payments are treated as interest for federal income tax purposes, and (ii) principal payments will apply to the payment you receive in respect of the notes at maturity regardless of whether such payments are properly treated as principal for federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, the Internal Revenue Service released a notice in 2007 stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                             a nonresident alien individual;

•                             a foreign corporation; or

•                             an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the interest payments made to you (including such interest payments made at maturity) at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to interest payments made to you if: (i) the interest payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for United States federal income tax purposes, (ii) the interest payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-

8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes upon a redemption or at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding.  It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests.  Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption.  In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code).  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) (or any regulations thereunder) or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on April 30, 2012, which is the fifth scheduled business day following the trade date and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

FORM OF NOTICE OF EARLY REDEMPTION

Dated:

The Bank of New York Mellon

Corporate Trust Administration

101 Barclay Street, 4E

New York, New York 10286

Attn:	Gabriella Illyés	(212-815-5492)
	Danny Lee	(212-815-5813)
Fax: (212-815-5366)

with a copy to:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

Fax: 1-212-902-3000
(Attn: GS Calculation Agent)

with a copy to:

The Goldman Sachs Group, Inc.
200 West Street
New York, New York 10282

Attn:	Corporate Treasury, Debt Management
Fax: (212-902-3325)

Re:                           Floating Rate Total Return Index-Linked Notes due 2013 (Linked to the Dow Jones-UBS Commodity Index Total Return 3 Month ForwardSM) (CUSIP: 38143U2W0), issued by The Goldman Sachs Group, Inc.

Ladies and Gentlemen:

The undersigned is, or is acting on behalf of, the beneficial owner of all of the notes specified above. The undersigned hereby irrevocably elects to exercise the option to redeem as described in prospectus supplement no. 1422, dated April 23, 2012, with respect to the entire outstanding face amount of the notes. The exercise is to be effective on the day that qualifies as a trading day and on which all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” on page S-29 of prospectus supplement no. 1422, dated April 23, 2012, are satisfied no later than 9:00 a.m., New York City time, on such trading day. If such requirements have not been satisfied by 9:00 a.m., New York City time, on such trading day, the exercise will be effective as of the next day that qualifies as a trading day. We understand, however, that the effective date in all cases must be no later than the last day before the determination date that qualifies as a trading day. The effective date will be the early determination date, subject to postponement in case of a market disruption event or a non-trading day.

If the notes to be redeemed are in global form, the undersigned is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer, in each case by physical delivery to the relevant address stated above, or such other address as the trustee, the calculation agent or the issuer may have designated for this purpose to the holder, or by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the undersigned, coupled with a prompt physical delivery of a written confirmation thereof.

In addition, the beneficial interest in the entire outstanding face amount is being transferred on the books of the depositary to an account of the trustee at the depositary.

If the notes to be redeemed are not in global form, the undersigned or the beneficial owner is the holder of the notes and is delivering this notice of early redemption to the trustee, to the calculation agent and to the issuer by physical delivery or by facsimile transmission coupled with physical delivery of written confirmation as described above. In addition, the certificate representing the notes and any payment required in respect of accrued interest are being delivered to the trustee.

If the undersigned is not the beneficial owner of the notes to be redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Terms used and not defined in this notice have the meanings given to them in prospectus supplement no. 1422, dated April 23, 2012. The redemption of the notes will be governed by the terms of the notes.

The calculation agent should internally acknowledge receipt of the copy of this notice of early redemption, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration in the requested redemption should be paid on the fifth business day after the early determination date, subject to postponement in case of non-business days, in accordance with the terms of the notes.

Face amount of notes to be redeemed:

$6,500,000

Very truly yours,

(Name of beneficial owner or person authorized to act on its behalf)

(Title)

(Telephone No.)

(Fax No.)

FOR INTERNAL USE ONLY:
Receipt of the above notice of early redemption
is hereby acknowledged:
GOLDMAN, SACHS & Co., as calculation agent

By:
(Title)

Date and time of receipt:

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement, and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

$6,500,000

The Goldman Sachs Group, Inc.

Floating Rate Total Return Index-Linked Notes due 2013

(Linked to the Dow Jones-UBS Commodity Index Total Return 3 Month ForwardSM)

Medium-Term Notes, Series D

___________________

___________________

Goldman, Sachs & Co.

Page

Summary Information	S-2
Hypothetical Returns on Your Notes	S-6
Additional Risk Factors Specific To Your Notes	S-9
Specific Terms of Your Notes	S-24
Use of Proceeds and Hedging	S-35
The Index	S-36
Supplemental Discussion of Federal Income Tax Consequences	S-45
Employee Retirement Income Security Act	S-50
Supplemental Plan of Distribution	S-51
Validity of the Notes	S-51
Form of Notice of Early Redemption	S-52

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140